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                             NORWEST FINANCIAL, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  Exhibit (12)
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

                           Nine
                          Months
                          Ended
                       September 30,
                           1995                         Years Ended December 31,
                       -------------  -----------------------------------------------------------
                                                         (Thousands of Dollars)

                                         1994         1993         1992         1991         1990
                                         ----         ----         ----         ----         ----
Net earnings              $190,019     $223,340     $203,297     $164,204     $130,880     $115,366
                          --------     --------     --------     --------     --------     --------

Add:

   Fixed charges:

   Interest including
   amortization of
   debt expense            264,141      259,605      242,440      236,337      255,075      242,151

   One-third of
   rentals*                  7,679        9,747       10,146        8,207        7,209        6,583
                          --------     --------     --------     --------     --------     --------

   Total fixed
   charges                 271,820      269,352      252,586      244,544      262,284      248,734
                          --------     --------     --------     --------     --------     --------

   Provision for
   income taxes            106,009      116,900      104,228       84,334       63,985       58,119
                          --------     --------     --------     --------     --------     --------

Total net earnings,
   fixed charges and
   income taxes -
   "Earnings"             $567,848     $609,592     $560,111     $493,082     $457,149     $422,219
                          --------     --------     --------     --------     --------     --------
                          --------     --------     --------     --------     --------     --------

Ratio of earnings
   to fixed charges           2.09         2.26         2.22         2.02         1.74         1.70
                          --------     --------     --------     --------     --------     --------
                          --------     --------     --------     --------     --------     --------

*One-third of rentals is deemed representative of the interest factor.
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